Exhibit (g)(1)(a)

AMENDMENT
TO
CUSTODY AGREEMENT

This Amendment (“Amendment”) dated December 14, 2021 (“Effective Date”) is by and between IndexIQ ETF Trust (the “Fund”) and The Bank of New York Mellon (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and the Fund entered into a Custody Agreement dated as of October 8, 2008, as amended to date, (the “Agreement”) relating to BNY Mellon’s provision of services to the Fund and its portfolios identified on Schedule II (each a “Series”).

B.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	Schedule II to the Agreement is hereby deleted in its entirety and replaced with Schedule II attached hereto.

2.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, as to services described in this Amendment, this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

(d)	This Amendment may be executed in one or more counterparts and such execution may occur by manual signature on a copy of the Amendment physically delivered, on a copy of the Amendment transmitted by facsimile transmission or on a copy of the Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature,” which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of the Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

(e)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative designated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

INDEXIQ ETF TRUST
On behalf of each Series identified on Schedule II attached to the Agreement

By:
Name:	Jonathan Zimmerman
Title:	Executive Vice President

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

SCHEDULE II
(Amended and Restated as of December 14, 2021)

IQ Hedge Multi-Strategy Tracker ETF

IQ Hedge Macro Tracker ETF

IQ Real Return ETF

IQ Global Resources ETF

IQ Merger Arbitrage ETF

IQ U.S. Real Estate Small Cap ETF

IQ Hedge Market Neutral Tracker ETF

IQ Hedge Long/Short Tracker ETF

IQ Hedge Event-Driven Tracker ETF

IQ 50 Percent Hedged FTSE International ETF

IQ S&P High Yield Low Volatility Bond ETF

IQ Chaikin U.S. Small Cap ETF

IQ Chaikin U.S. Large Cap ETF

IQ 500 International ETF

IQ Candriam ESG US Equity ETF

IQ Candriam ESG International Equity ETF

IQ Healthy Hearts ETF

IQ Engender Equality ETF

IQ Clean Oceans ETF

IQ Cleaner Transport ETF

IQ Global Equity R&D Leaders ETF

IQ US Large Cap R&D Leaders ETF

IQ US Mid Cap R&D Leaders ETF